Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Roivant Sciences Ltd. on Form S-4 (Amendment No. 4) (File No. 333-256165) of our report dated March 22, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is May 13, 2021, with respect to our audit of the financial statements of Montes Archimedes Acquisition Corp. as of December 31, 2020 and for the period from July 6, 2020 (inception) through December 31, 2020, which report appears in the Proxy Statement and Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement and Prospectus.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

August 6, 2021